Exhibit 3.79
ARTICLES OF INCORPORATION
OF J. & J. CARE CENTERS, INC.
ONE The name of this corporation is J. & J. Care Centers, Inc.
TWO: The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California, other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.
THREE: The name and address in this state of this corporation’s initial agent for service of process is Jack Brockbank, 2528 Del Mar, Penryn, Calif. 95663.
FOUR: This corporation is authorized to issue only one class of shares which shall be designated “common” shares. The total authorized number of such shares that may be issued is 100,000.
Dated: March 27, 1985.

/s/ James Hooyenga

James Hooyenga, Incorporator
     I declare that I am the person who executed the above Articles of Incorporation and that this instrument is my act and deed.

/s/ James Hooyenga

James Hooyenga, Incorporator

STATE OF CALIFORNIA	)
	)	ss
COUNTY OF San Bernardino	)
On March 27 , 1985 before me, a Notary Public for the State of California, personally appeared James Hooyenga known to me to be the person whose name is subscribed to this instrument and acknowledged to me that he executed this instrument.

/s/ William T. Gray